Exhibit 10.18

ASSIGNMENT OF REAL ESTATE LEASE

     Sterling Direct, Inc., a Missouri corporation, One American Eagle Plaza, Earth City, Missouri 63045 (“Assignor”) for value received, does hereby assign and transfer to The Reynolds and Reynolds Company, an Ohio corporation, 115 South Ludlow Street, Dayton, Ohio 45402 (“Assignee”) as of the Closing of the transactions contemplated by the Acquisition Agreement by and between Assignor and Assignee dated as of September 16, 1999 (the “Agreement”), all of Assignor’s right, title and interest as lessee in the lease dated September 22, 1997, attached hereto as Exhibit A (the “Lease”) with Sterling Properties, L.L.C., a Missouri limited liability company, of real estate situated in the County of St. Louis, State of Missouri, as more specifically described in the Lease. This Assignment shall not amend, modify or otherwise affect the rights and obligations of the parties under the Agreement, including the parties’ respective rights and obligations under Section 19 of this Agreement. Assignor represents and warrants that a true, correct and complete copy of the Lease is attached as Exhibit A, and that no default by Assignor (or event which with notice, lapse of time or both would constitute a default by Assignor) has occurred under the Lease.

STERLING DIRECT, INC., a Missouri Corporation

By: /s/ David T. Hawkins

Title: Executive Vice President

ACCEPTANCE OF ASSIGNMENT OF REAL ESTATE LEASE

Assignee hereby accepts the foregoing Assignment of Lease as of the date of Closing and assumes and agrees to perform and be bound by all obligations, liabilities, covenants, conditions and restrictions to be done, kept or performed by or imposed upon Assignee, with respect to such Lease.

THE REYNOLDS AND REYNOLDS
COMPANY, an Ohio corporation

By: /s/ Deepak Sircar

Title: Sr. VP & GM: e CRM

LANDLORD ESTOPPEL CERTIFICATE

September 30, 1999

THE REYNOLDS AND REYNOLDS COMPANY
115 S. Ludlow Street
Dayton, OH 45402
Attn: General Counsel

Re:	Lease Agreement by and between Sterling Properties, L.L.C. (“Landlord”) and Sterling Direct, Inc., dated as of September 22, 1997 (the “Lease”) Regarding the Property Located at One American Plaza, Earth City, Missouri

Ladies and Gentlemen:

Landlord understands and acknowledges that THE REYNOLDS AND REYNOLDS COMPANY (“Reynolds”) is in the process of acquiring the business of STERLING DIRECT, INC. (“Tenant”), the current Tenant of the above-referenced property. In the even such acquisition is completed, Tenant intends to assign to Reynolds, and Reynolds intends to assume from Tenant, all of Tenant’s rights and obligations under the Lease, a copy of which is attached hereto. Landlord acknowledges that it is the lessor under the Lease and that Reynolds is relying upon Landlord’s certifications made herein, and that Landlord has executed a written consent to assignment of the Lease by Tenant to Reynolds.

Landlord hereby certifies to Reynolds that:

1.	The monthly base rental amount due under the Lease is $42,500[1]. The only pending increases to the rent are as expressly stated in the Lease.

2.	The copy of the Lease attached hereto represents a complete delineation of rights and obligations of the Landlord and Tenant. The Lease has not been modified, supplemented or otherwise altered.

3.	The Lease is in full force and effect, no advance rentals have been paid, and there are no unsatisfied claims against the Tenant.

[1] Does not include applicable taxes, insurance and other charges passed through to Tenant in accordance with the express terms of the Lease.

4.	Tenant is in full compliance with all payment and performance obligations under the Lease. Without limiting the foregoing, there is no condition currently existing that, with the lapse of time, will constitute a default by Tenant under the Lease.

5.	Landlord at no point has served notice to Tenant of any performance or payment default under the Lease.

6.	Landlord is in full compliance with all its obligations under the Lease.

7.	Tenant took possession of the demised premises on August 28, 1997 and has paid rent commencing on October 1, 1997.

8.	The term of the Lease commenced on October 1, 1997 and terminates on September 30, 2012.

9.	The amount of Tenant’s last rental payment was $42,500 and the date of Tenant’s last rental payment was September 1, 1999.

10.	Landlord is not in default under, and no event has occurred which with notice, lapse of time or both would constitute a default under, any of the obligations for which the Lease Assignment or the Mortgage in favor of Life Investors Insurance Company of America serves as security.

The statements herein contained are made for the purpose of inducing Reynolds to proceed with its acquisition of Tenant and may be relied upon for such purpose by Reynolds and its successors and assigns.

STERLING PROPERTIES, L.L.C.

By: /s/ David T. Hawkins

Print Name: David T. Hawkins

Title: Managing Member

CONSENT TO ASSIGNMENT OF LEASE BY ASSIGNOR

     The undersigned, Lessor under the Lease, hereby consents to the foregoing Assignment of Real Estate Lease and Acceptance of Assignment and Assumption of Real Estate Lease and releases Assignor from all obligations, liabilities, covenants, conditions and restrictions imposed on lessee under or pursuant to the Lease as of the Closing.

STERLING PROPERTIES, L.L.C., a Missouri limited liability company

By: /s/ David T. Hawkins

Name: David T. Hawkins

Title: Managing Partner

CONSENT TO ASSIGNMENT OF LEASE BY LENDER

     The undersigned, Lender under the mortgage loan to Sterling Properties, L.L.C., a Missouri limited liability company, hereby consents to the foregoing Assignment of Real Estate Lease and Acceptance of Assignment of Real Estate Lease.

LIFE INVESTORS INSURANCE COMPANY OF AMERICA

By: /s/ David R. Halfpap

Name: David R. Halfpap

Title: Vice President

SUBORDINATION, NONDISTURBANCE AND ATTORNMENT AGREEMENT

          THIS SUBORDINATION, NONDISTRUBANCE AND ATTORNMENT AGREEMENT (“Agreement”) made and entered into as of the 24th day of September, 1999, by and between Life Investors Insurance Company of America (“Lender”), and The Reynolds and Reynolds Company (“Tenant”)

          WHEREAS, Lendor is the owner of and holds a mortgage loan (the “Loan”) from Sterling Properties, L.L.C. (the “Landlord”) secured by a mortgage or deed of trust (the “Mortgage”) on the land described on Exhibit “A”, together with present or future improvements (the “Real Property”); and

          WHEREAS, Landlord entered into a lease with Sterling Direct, Inc. (SDI) as to all of the Real Property dated the 22nd day of January, 1997 (which lease together with all amendments, options, extensions, renewals and replacements is the “Lease”); and SDI has assigned the Lease to Tenant; and

          WHEREAS, Lender and Tenant have reached certain agreements as to the subordination of that Lease to the Mortgage, as to Tenant’s attornment to Lender and as to Lender nondisturbance of Tenant, and

          WHEREAS, the parties desire to set forth in writing their agreements.

          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants herein contained, which the parties agree and acknowledge constitute good and adequate consideration, the parties mutually agree as follows:

     1. Subordination. The Lease, all of its terms and provisions, and all of the Tenant’s rights thereunder and as to the Real Property shall be and are subordinate to the Mortgage.

     2. Consent to Assignment. The Tenant consents to the assignment of the Lease to Lendor as security for the Loan.

     3. Notice to Lender in the Event of Landlord Default; Notice to Tenant in the Event of Landlord Default. If Landlord defaults under the Lease, and upon notice, fails to cure its default within the cure period provided under the Lease, Tenant will notify Lender of the default and afford Lender a reasonable opportunity to cure the default before terminating the Lease or exercising any self-help rights from which a right of setoff would arise. If Landlord defaults under the Mortgage, Lender will provide to Tenant copies of all related notices, simultaneously with providing notices to Landlord.

     4. New Owner Obligations. If Lender forecloses the Loan, or acquires title to the Real Property by deed in lieu of foreclosure, the following terms and conditions will govern the respective rights and obligations of Tenant and Lender or other new owner of the Real Property (in either case, the “New Owner”). Neither the New Owner or anyone claiming by, through or under the New Owner:

(a)	will be bound by an purchase option contained in the Lease.

(b)	will as to matters arising prior to the date New Owner acquires title to the Real Property, assume an Landlord’s liabilities to Tenant arising from any: (i) Landlord default, act or omission; or (ii) Lease indemnification or hold harmless provisions.

(c)	Will be subject to any defenses, counterclaims or off-sets which Tenant has as of the date New Owner acquires title to the Real Property.

(d)	Will be liable to the Tenant in excess of the value of New Owner’s interest in the Real Property.

(e)	Will be bound by any modification of the Lease, including the release from liability of any party liable for obligations of Tenant, made without New Owner’s written consent.

(f)	Will be bound by any rent paid more than one month in advance unless actually received by New Owner, except as expressly required by the Lease, or unless New Owner has consented to an advance payment in writing.

(g)	Will be liable for the return of security or other lease deposits, unless and then only to the extent of any security or funds actually received by New Owner.

(h)	Will be responsible for any consequential damages arising out of a default, act or omission of landlord under the Lease.

5. Nondisturbance. The New Owner will not disturb Tenant’s quiet employment and possession of its Lease premises for so long as Tenant faithfully performs all of Tenant’s obligation under the Lease and under this Agreement. Lender will not join Tenant as a party defendant in any action or proceeding foreclosing the Mortgage, unless joining Tenant is necessary or appropriate to foreclose the Mortgage, and then only for such purposes and not for the purposes of terminating the Lease.

6. Tenant Obligations as to Payment of Rental under the Lease. This Agreement will not vary any terms of the Lease that condition Tenant’s obligation to pay rent on Landlord’s performance of its covenants under the Lease in respect of the habitability and quiet enjoyment of the Real Property, which Lender agrees shall apply to the New Owner as they have to the Landlord, provided Tenant has performed all of its obligation under Paragraph 3 of this Agreement.

7. Attornment. Subject to the other terms of this Agreement, Tenant will, upon notice of the transfer of title to the Real Property to New Owner, attorn to the New Owner and recognize the New Owner as the landlord under the Lease from and after the date New Owner acquires title to the Real Property.

8. Notices. Any notice under this Agreement may be delivered by hand or sent by commercial delivery service or United States Postal Service express mail, in either case for overnight delivery with proof of receipt, or sent by certified mail, return receipt requested, to the following addresses:

To Tenant:	The Reynolds and Reynolds Company
115 S. Ludlow Street
Dayton, OH 45402
Attn:General Counsel

To Lender:	Life Investors Insurance Company of America
Director, Mortgage Loan Servicing-LOAN # 87585
AEGON USA Realty Advisors, Inc.
4333 Edgewood Road NE
Cedar Rapids, Iowa 52499

Notice shall be deemed to have been given upon receipt if delivered by hand, on the next business day if sent for overnight delivery by commercial delivery service or United States Postal Service express mail, or three (3) business days following mailing if sent by certified mail, return receipt requested.

9. No Modification. No modification of this Agreement shall be valid unless in writing and executed by the party against whom enforcement is sought.

10. Applicable Law. This Agreement shall be construed according to and governed by the laws of the state in which the Real Property is located.

11. Successor and Assigns. This Agreement shall be binding on, and shall inure to the benefit of, the parties’ successors and assigns.

12. Counterparts. This Agreement may be executed and delivered in counterparts for the convenience of the parties.

IN WITNESS WHEREOF, the parties have signed this Subornation, Nondisturbance and Attornment Agreement as of the year and date first above written.

Tenant:	Lender:

The Reynolds and Reynolds Company	Life Investors Insurance Company of America

By: /s/ Deepak Sircar	By: /s/ David R. Halfpap
Name:Deepak Sircar	Name: David R. Halfpap
Its: Sr. VP & GM: eCRM	Its: Vice President

ACKNOWLEDGMENT

STATE OF )
)SS:
COUNTY OF )

On this ___day of September, 1999, before me, a Notary Public in and for said county, personally appeared ___, to me personally known, who being by me duly sworn did say that that person is the ___of The Reynolds and Reynolds Company and that said instrument was signed on behalf of the said corporation by authority of its board of directors and the said ___acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

Notary Public in and for said State

State of Iowa	)
)SS:
County of Linn	)

On this 24th day of September, 1999, before me, a notary public in and for said county, personally appeared David R. Halfpap, to me personally known, who being by me duly sworn did say that that person is the Vice President of said corporation and that said instrument was signed on behalf of the said corporation by authority of its board of directors and the said David R. Halfpap acknowledged the execution of said instrument to be the voluntary act and deed of said corporation by it voluntarily executed.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my seal the day and year first above written.

/s/ Randall R. Smith

ADDENDUM TO COMMERCIAL LEASE

          This Addendum to Commercial Lease (the “Addendum”) is made on this 22nd day of September, 1997, by and between STERLING PROPERTIES, L.L.C. a Missouri limited liability company (the “Lessor”) and STERLING Direct, Inc., a Missouri corporation (the “Lessee”)

          WHEREAS, Lessor and Lessee have entered into that certain Commercial Lease, of even date herewith, for the property known as One American Eagle Plaza, Earth City, Missouri 63045 (the “Premises”); and

          WHEREAS, the Lessor’s lender has requested certain revisions to the Commercial Lease, which Lessor and Lessee are willing to incorporate within the terms of said Commercial Lease; and

          NOW, THEREFORE, Lessor and Lessee have entered into this Addendum in consideration of the rental obligations and other valuable considerations made from Lessee to Lessor as follows:

     1. NET LEASE

          It is intended that all rent provided for in the Commercial Lease shall be an absolute net return to the Lessor, and shall be paid to the Lessor without setoff, counterclaim, abatement or deduction. Accordingly, all costs, charges, expenses and obligations relating to the Premises and building, equipment or improvements on the Premises, including maintenance, repairs, costs of replacement, equipment or improvements, insurance, taxes, assessments, and all other costs, charges, expenses, obligations of any kind, now or at any time imposed upon or related to, the Premises or building, or equipment or improvements on the Premises, shall, during the term of any extension or renewal term thereof, be paid by the Lessee.

          Except that Lessor shall be responsible for roof maintenance and the structural integrity of the improvements located on the Premises.

     2. CONDEMNATION PROCEEDS

     In the event of a complete condemnation by any municipality or authority, Lessor shall have...... [illegible]........ lease by written notice ......[illegible]........spaces within the Premises; or (b) the taking or condemnation of direct access to and from the Premises; or (c) the taking of the improvements of which the Premises is a part, causing a substantial negative impact on Lessee’s business conducted on or from the Premises.

     If this Lease is terminated as set forth herein, then the condemnation award or payment for the taking shall be paid to and used by Lessor; provided, however, nothing herein shall prohibit Lessee from applying for a separate award for Lessee’s loss of personal property on the Premises, if any.

     3. INSURANCE

     At all times during the Lease Term, Lessee shall maintain in full force and effect, at Lessee’s own cost and expense, a policy or policies of liability insurance for the protection, indemnification and defense of Lessee (with Lessor and Lessor’s mortgage named as an additional insured) against claims, demands and causes of action arising out of or in connection with the use, maintenance, operation and occupancy of the Premises, which policy or policies shall have limits of not less than one million dollars per occurrence, including protection against bodily injury or damages to persons and damage or destruction of property, placed with insurance companies acceptable to Lessor. Said insurance shall provide that it shall not be canceled without at least thirty (30) days prior written notice to Lessor and Lessor’s mortgagee.

     A. COVERAGE PROVISIONS

(i)	All risks open perils special form property insurance must be in force with limits of 100% replacement cost. If a co-insurance clause is in effect, an agreed upon amount endorsement is required. Blanket policies must include limits by property location. The coverage shall insure the real property and all tangible personal property;

(ii)	Broad form boiler and machinery coverage, including a form of business income coverage, must be in force, if any such item is located on or about the Premises;

(iii)	If available, flood insurance must be in force, if the real property is located in a special flood hazard area according to the most current flood insurance rate map issued by the Federal Emergency Management Agency. This coverage shall include real property and the tangible personal property;

(iv)	A form of business income coverage must be in force, in the amount of 80% of one year’s business income from the Premises. Blanket policies must include limits by property location;

(v)	Comprehensive general liability coverage must be in force, with a one million dollar combined single limit per occurrence with a minimum aggregate limit of two million dollars. Umbrella/excess liability insurance may be used to satisfy this requirement.

     B. LESSOR’S LENDER

     On all property policies and coverages (including coverage against loss of business income) Lessor’s lender must be named as “first mortgagee” under a standard mortgage clause. On all liability policies and coverages, Lender must be named as an “additional insured”. Lender shall be referred to verbatim as follows: “Life Investors

     Insurance Company of America and its successors, assigns and affiliates; as their interest may appear; c/o AEGON U.S.A. Realty Advisors, Inc; Mortgage Loan Department; 4333 Edgewood Road, N.E.; Cedar Rapids, Iowa 52499-5223.”

     The insurance carrier must be rated A, Class XII, or better by Best’s Rating Service, without regard to its parent’s or any reinsurer’s rating.

     The maximum deductible on all coverages and policies is $25,000.00

     All policies must require the insurance carrier to give the first mortgagee a minimum of thirty (30) days notice in the event of cancellation or non-renewal. Any vacancy, change of title, tenant occupancy or use, physical damage, additional improvements or other factors affecting any insurance contract must be reported to the Lessor immediately. An original certified copy of each policy is required upon renewal. If no such copy is available, Lessor will accept a binder for a period not to exceed ninety (90) days. All binders, certificates of insurance, and original or certified copies of policies must name Lessor as a named insured, or as an additional insured, must include the complete and accurate property address and must bear the original signature of the issuing insurance agency.

     5. HAZARDOUS MATERIALS

     A. Flammables, Explosives or Toxic Substances. Lessee will not use or permit in the Premises or the building any flammable or explosive material, toxic substances, environmentally Hazardous Materials or other items hazardous to persons or property. Lessee will not use the Premises in a manner that (a) invalidates or is in conflict with any fire, insurance, life, safety, or other codes or policies covering the Building or the Premises, or (b) increases the rate of any fire or any other insurance being maintained with respect to the Building or the Premises. If any insurance premium is higher than it otherwise would be due to the Lessee’s failure to comply with the provisions herein, Lessee shall reimburse Lessor, as additional rent, immediately on demand the amount constituting that part of Lessor’s insurance premiums that are charged because of Lessee’s said failure.

     B. Hazardous Materials Defined. The term “Hazardous Materials” shall, for purposes herein mean: (a) any “hazardous waste” as defined by the Resource Conservation and Recovery Act of 1976 (42 U.S.C. §6901 et seq.) (“RCRA”), as amended from time to time, and regulations promulgated thereunder; (b) any “hazardous substance” being “released” in “reportable quantity”, as such terms are defined by the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (42 U.S.C. §9601 et seq.) (“CERLA”), as amended from time to time, and regulations promulgated thereunder; (c) asbestos; (d) polychlorinated biphenyls; (e) urea formaldehyde insulation; (f) “hazardous chemicals” or “extremely hazardous substances”, in quantities sufficient to require reporting, registration, notification or special treatment or handling under the Emergency Planning and Community Right-to-Know Act of 1986 (42 U.S.C. §11001, et seq.) (“EPCRA”), as amended from time to time, and regulations promulgated thereunder; (g) any “hazardous chemicals” in levels that would result in exposures greater than those allowed by permissible exposure limits established pursuant to the Occupational Safety and Health Act of 1970 (29 U.S.C. §651 et seq.) (“OSHA”), as amended from time to time, and regulations promulgated thereunder; (h) any substance which requires reporting, registration, notification, removal, abatement or special treatment, storage, handling or disposal under Sections 6, 7, or 8 of the Toxic Substances Control Act (15 U.S.C. §2601 et seq.) (“TSCA”), as amended from time to time, and regulations promulgated thereunder; (i) any toxic or hazardous chemicals described in the Occupational Safety and Health Standards (29 C.F.R. 1910. 10000-1047) in levels which would result in exposures greater than those allowed by the permissible exposure limits pursuant to such regulations; (j) the contents of any storage tanks, whether above or below ground; (k) medical wastes; (l) materials related to those described in subparagraphs (a) through (k) thereof; and (m) anything defined as hazardous or toxic under any now existing or hereafter enacted Environmental Regulations.

     C. Environmental Regulations Defined. The term “Environmental Regulations” shall for purposes hereof, mean any law, statute, regulation, order or rule now or hereafter promulgated by any governmental authority, whether local, state or federal, relating to air pollution, water pollution, noise control or transporting, storing, handling, discharge, disposal, or recovery of on-site or off-site hazardous substances or materials (including without limitation, the Hazardous Materials as defined and described herein) as same may be amended from time to time, including without limitation, the following: (a) the Clean Air Act (42 U.S.C. §7401 et seq.); (b) Marine Protection Research and Sanctuaries Act (33 U.S.C. §1401-1445); (c) the Clean Water Act (33 U.S.C. §1251 et seq.); (d) RCRA, as amended by the Hazardous and Solid Wastes Amendments of 1984 (42 U.S.C. §6901 et seq.); (e) CERCLA, as amended by the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. §9601, et seq.); (f) TSCA; (g) the Federal Insecticide, Fungicide and Rodenticide Act as Amended (7 U.S.C. §136 et seq.) (h) the Safe Drinking Water Act (42 U.S.C. §300(f) et seq.); (i) OSHA; (j) the Hazardous Materials Transportation Act (49 U.S.C. §4901 et seq.); (m) EPCRA; and (n) National Environmental Policy Act (42 U.S.C. §4321-4347) and (o) Medical Waste Tracking Act of 1988 (42 U.S.C. §6992).

     D. Compliance: Environmental Compliance. Lessee and Lessee’s Agents will observe and comply promptly with all present and future legal requirements of governmental authorities and insurance requirements (as well as applicable covenants, encumbrances and other matters of record) relating to or affecting the Premises, any Lessee sign, or the use and occupancy of the Premises or incident to Lessee’s occupancy of the Building and the use of the Building or any portion thereof by Lessee or Lessee’s Agents. Nothing contained in this Lease is intended to prevent or prohibit compliance by either party with any of the Disability Act, and any provision that does so is hereby modified to allow compliance or deleted as necessary. At Lessee’s sole expense, Lessee will comply with all requirements of all Disability Acts with regard to all aspects of Lessee’s Work (defined in the Work Letter) and with requirements of all Disability Acts with regard to any other Alterations to the Premises by Lessee, including but not limited to the design and installation of improvements to the Premises required as Lessee’s Work. Lessee shall and hereby agrees to indemnify and hold harmless Lessor and Lessor’s Agents, and their respective affiliates, agents, officers, employees and contractors, from and against all costs, liabilities, and causes of action occurring or arising as a result of Lessee’s failure to comply with any of the Disability Acts or as a result of any violation of any of the Disability Acts by Lessee or Lessee’s Agents, and, at Lessor’s option, Lessee will defend Lessor and Lessor’s Agents, and their respective affiliates, agents, officers, employees and contractors, against all such costs, liabilities, and causes of action. Lessee will not use the Premises nor permit the Premises to be used in violation of any Environmental Regulations. Lessee assumes sole and full responsibility for, and will remedy at Lessee’s sole costs, any and all such violations, provided that Lessor shall not unreasonably withhold. Lessee will not use, generate, release, store, treat, dispose of, or otherwise deposit, in, on, under or about the Premises, any Hazardous Materials, nor will Lessee permit or allow any third party to do so without Lessor’s prior written consent (which Lessor may grant or withhold in Lessor’s sole discretion). Lessor’s election to conduct inspections of the Premises is not approval of Lessee’s use of the Premises or any activities conducted thereon, and is not an assumption by Lessor of any responsibility regarding Lessee’s use of the Premises or Hazardous Materials. Lessee’s compliance with the terms of this Section and with all Environmental Regulations is and shall be and remain at Lessee’s sole cost. Lessee will pay or reimburse Lessor for any costs or expenses incurred by Lessor, including reasonable attorney’s, engineers’, consultants’ and other experts’ fees and disbursements incurred or payable, to determine, review, approve, consent to or monitor the requirements for compliance with Environmental Regulations, including (without limitation) above and below ground testing. Lessor and Lessor’s Agents are hereby authorized to enter upon the Premises for such purposes. Lessee will supply Lessor with historical and operational information regarding the Premises, including (without limitation) all reports required to be filed with governmental agencies, as may be reasonably requested by Lessor to facilitate site assessment, and Lessee will make available for meetings with Lessor, or Lessor’s Agents, appropriate personnel having knowledge of such matters. If Lessee fails to comply with the provisions of this Section, or if Lessor receives notice of information asserting the existence of any Hazardous Materials in or about the Building or the Premises, Lessor has the right, but not the obligation, without in any way limiting Lessor’s other rights and remedies, to enter upon the Premises or to take such other actions Lessor deems necessary or advisable to clean up, remove, resolve, or minimize the impact of any Hazardous Materials on or affecting the Premises, and Lessee shall pay to Lessor on demand, as Additional rent, all reasonable costs and expenses paid or incurred by Lessor in the exercise of any such rights. Lessee shall and hereby agrees to indemnify and hold harmless Lessor and Lessor’s Agents, and their respective affiliates, agents, officers, employees and contractors, from and against all costs, liabilities and causes of action occurring or arising as a result of Lessee’s failure to comply with any Environmental Regulations or as a result of any violation of any Environmental Regulations by Lessee or Lessee’s Agents, and, at Lessor’s option, Lessee will defend Lessor and Lessor’s Agents, and their respective affiliates, agents, officers, employees and contractors, against all such costs, liabilities and causes of action. Lessee will notify Lessor in writing immediately upon the discovery, receipt of notice (from a governmental authority or other entity) or reasonable grounds to suspect, by Lessee, Lessee’s Agents, or Lessee’s or Lessee’s Agents’ successors or assigns, the presence in the Premises or the Building of any Hazardous Materials or conditions that result in a violation of or could reasonably be expected to violate this Section together with a full description thereof. Brea ch of this Section shall constitute a Default by Lessee under this Lease.

     E. ACM Provisions. It is agreed upon that Lessee’s acceptance of the Premises and of all of the equipment, apparatus, plumbing, heating, air conditioning, electric, water, waste disposal and other systems includes Lessee’s acceptance of any possible latent or patent defects involving the possible presence of Asbestos Containing Materials or any other hazardous materials (collectively, “ACM”) therein. It is further agreed that, in the event ACM is found to be present within the Premises: (a) Lessee shall immediately give Lessor written notice of such fact; (b) Lessee shall forthwith cease all activities (including but not limited to performance of alterations, renovations or redecoration activities) that disturb ACM, compromise environmental quality or violate any legal requirement; (c) Lessor may (if its so elects), upon receipt of such notice from Lessee, retain control of all procedures employed for ACM removal work; and (d) Lessor may, at Lessee’s expense to the extent that any such ACM is as a result of Lessee’s activities at the Premises, cause the removal of all ACM to be accomplished in accordance with all laws, regulations and legal requirements of governmental agencies or authorities having jurisdiction. If required by Lessor to do so, in order to accomplish ACM removal, Lessee shall temporarily close the Premises for business, remove Lessee’s inventory and other contents, permit entry to accomplish ACM removal and generally cooperate with Lessor’s and Lessor’s Agents removal efforts; and Lessee hereby Irrevocably Waives all claims for damage, loss of business, constructive eviction or otherwise in consequence of any such occurrence. In the event of any conflict of inconsistency between this Section and any other provision of this Lease (including but not limited to any provision regarding repairs, maintenance, alterations and compliance with laws), the provisions of this Section shall control.

     This Addendum is effective on the date as first set forth above.

LESSOR:	LESSEE:

STERLING PROPERTIES, L.L.C.	STERLING DIRECT, INC.
a Missouri limited liability Company

By:/s/ David T. Hawkins	By: /s/
Its: Managing Partner	Its: President
Date: September 22, 1997	Date: September 22, 1997

State of Missouri, )
of )ss	On this 22nd day of September, 1997
)
before me personally appeared	David T. Hawkins

to me known to be the person described in and who executed the foregoing instrument, and acknowledged that he executed the same as his free act and deed.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the ___and State aforesaid, the day and year first above written.

/s/ Jean M. Mertens
Notary Public

My term expires 8/16/98

State of Missouri, )
of )ss

     On this 22nd day of September 1997, before me appeared William G. Ziercher to me personally known, who, being by me duly sworn, did say that he is the President of Sterling Direct, Inc. a corporation of the State of Missouri, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and that said instrument was signed an sealed in behalf of said corporation, by authority of its Board of Directors; and said President acknowledged said instrument to be the free act and deed of said corporation.

     IN TESTIMONEY WHEREOF, I have herunto set my hand and affixed my official seal in the            and State aforesaid, the day and year first above written.

/s/ Jean M. Mertens
Notary Public

My term expires 8/16/98

RENT ROLL

		SIZE		BASE
LANDLORD	TENANT	(SF)	TERM	RENT	EXPENSES	COMMENTS
Sterling Properties, LLC	Sterling Direct, Inc.	116,783	15 Years	$4.37*	NNN	Standard lease with no termination clause

*The base rent will increase every five years as follows:

Years	Monthly Payments	Annual Payments	$/SF
1-5	$42,500.00	$510,000	$4.37
6-10	$45,000.00	$540,000	$4.62
11-15	$50,000.00	$600,000	$5.14

I hereby certify the above information as true and correct. It is our intention to execute a lease according to the above terms in conjections with the subject loan closing.

STERLING PROPERTIES, LLC

By:	/s/ David T. Hawkins
David Hawkins, Managing Partner

COMMERCIAL LEASE

          This Lease, made and entered into, this 22nd day of September 1997,

                    by and between

                         STERLING PROPERTIES LLC

Parties	hereinafter called Lessor, and

                         STERLING DIRECT, INC.

               Hereinafter called Lessee,

     WITNESSETH, That the said Lessor for and in consideration of the rents, covenants, and agreements hereinafter mentioned and hereby agreed to be paid, kept and performed by said Lessee, or Lessee’s, successors and assigns, has leased and by these presents does lease to said Lessee the following described premises, situation in the County of ___of St. Louis, State of Missouri, to-wit:

Premises

                    One American Eagle Plaza

                    Earth City, Missouri 63045

                    A 116,783 Square Foot Office/Production/Warehouse Facility located on approximately 6.975 gross acres of Land know as Lot
                    5064B.

Use of Premises	To have and to hold the same, subject to the conditions therein contained, and for no other purpose or business than that of

OFFICE/PRODUCTION/MANUFACTURING/WAREHOUSE/DISTRIBUTION

Terms and Rentals	For and during the term of (180) one hundred eighty months commencing on the First day of October, 1997 and ending on the Thirtieth day of September, 2012

             Payable in advance in equal monthly installments of

Months 1-60 Forty-two thousand five hundred Dollars ($42,500)
Months 61-120 Forty-five thousand Dollars ($45,000)

Months 121-180 Fifty thousand Dollars ($50,000)

TO LESSOR AT:

Sterling Properties LLC
One American Eagle Plaza
Earth City, Missouri 63045

          On the first day of each and every month during said term.

Assignment or Sub-letting

          This lease is not assignable, nor shall said premises or any part thereof be sublet, used or permitted to be used for purpose other than above set forth without the written consent of the Lessor endorsed hereon; and if this lease is assigned or the premises or any part thereof sublet.......[illegible].........

Repairs and [illegible]

          The Lessor reserves the right to prescribe the term, size, character and location of any and all awnings affixed to and all signs which may be placed or painted upon any part of the demised premises, and the Lessee agrees not to place any awning or sign on any part of the demised premises without the written consent of the Lessor, or to bore or cut into any column, beam or any party of the demised premises without the written consent of Lessor. The Lessee and all holding under said Lessee agrees to use reasonable diligence in the care and protection of said premises during the term of this lease, to keep the water pipes, sewer drains, heating apparatus, elevators machinery and sprinkler system in good order and repair and to surrender said premises at the termination of this lease is substantially the same and in as good condition as received, ordinary wear and tear expected.

          The Lessee shall pay according to the rules and regulations of the water department for all water used in the demised premises. The Lessee will erect fire escapes on said premises at said Lessee’s own cost, according to law, should the proper authorities demand same.

          The Lessee agrees to keep said premises in good order and repair and free from any nuisance or filth upon or adjacent thereto, and not to use or permit the use of the same or any part thereof for any purpose forbidden by law or ordinance now in force or hereafter enacted in respect to the use or occupancy of said premises. The Lessor or legal representatives may, at all reasonable hours, enter upon said premises for the purpose of examining the condition thereof and making such repairs as Lessor may see fit to make.

          If the cost of insurance to said Lessor on said premises shall be increase.... [illegible].....of the occupancy and use of said demised premises by said Lessee or any other.....[illegible]......under said Lessee, all such increase over the existing rate shall be paid by ....[illegible]........or any one holding under the Lessee, shall retain the demised premises after.....[illegible].......nation of this lease, whether by limitation or forfeiture.

Damage to Tenants’ Property

          Lessor shall not be liable to said Lessee or any other person or corporation ....[illegible]..... employees, for any damage to their person or property caused by water, .......[illegible]......frost, fire, store and accidents, or by breakage, stoppage or leakage of water,....[illegible].......and sewer pipes or plumbing, upon, about or adjacent to said premises.

          Failure on the part of the Lessee to pay any installment of rent or increase in insurance rate promptly as above set out, as and when the same becomes due and payable, or failure of the Lessee promptly and faithfully to keep and perform each and every covenant, agreement and stipulation herein on the part of the Lessee to be kept and performed, shall at the option of the Lessor cause the forfeiture of this lease.

          Possession of the within demised premises and all additions and permanent improvement thereof shall be delivered to Lessor upon ten days’ written notice that Lessor has exercised said option, and thereupon Lessor shall be entitled to and may take immediate possession of the demised premises, any other notice or demand being hereby waived.

          Any and all notices to be served by the Lessor upon the Lessee for any breach of covenant of this lease, or otherwise, shall be served upon the Lessee in person, or left with anyone in charge of the premises, or posted upon some conspicuous part of said premises.

Re-Entry

          Said Lessee will quit and deliver upon the possession of said premises to the Lessor or Lessor’s heirs, successors, agents or assigns, when this lease terminated by limitation or forfeiture, with all window glass replaced, if broken, and with all keys, locks, bolts, plumbing fixtures, elevator, sprinkler, boiler and heating appliances in as good order and condition as the same are now, or may hereafter be made by repair in compliance with all covenants of this lease, save only the wear thereof from reasonable and careful use.

          But it is hereby understood, and Lessee hereby covenants with the Lessor, that such forfeiture, annulment or voidance shall not relieve the Lessee from the obligation of the Lessee to make the monthly payments of rent hereinbefore reserved, at the times and in the manner aforesaid; and in case of any such default of the Lessee, the Lessor may re-let the said premises as the agent for and in the name of the Lessee, at any rental readily obtainable, applying the proceeds and avails thereof, first, to the payment of such expense as the Lessor may be put to in re-entering, and then to the payment of said rent as the same may from time to time become due, and toward the fulfillment of the other covenants and agreements of the Lessee herein contained, and the balances, if any, shall be paid to the Lessee; and the Lessee hereby covenants and agrees that if the Lessor shall recover or take possession of said premises as aforesaid, and be unable to re-let and rent the same so as to realize a sum equal to the rent hereby reserved, the Lessee shall and will pay to the Lessor any and all loss of difference of rent for the residue of the term. The Lessee hereby gives to the Lessor the right to place and maintain its usual “for rent” signs upon the demised premises, in the place that the same are usually displayed on property similar to that herein demised, for the last thirty days of this lease.

          “No representation is made that premises are lead free or that these premises are legally habitable.”

SEE SPECIAL AGREEMENTS ATTACHED HERETO
FORMING A PART OF THIS LEASE

No Constructive Waiver

          No waiver of any forfeiture, by acceptance of rent or otherwise, shall waive any subsequent cause of forfeiture, or breach of any condition of this lease; nor shall any consent by the Lessor to any assignment or subletting of said premises, or any part thereof, be held to waive or release any assignee or sub-lessee from any of the foregoing conditions or covenants as against him or them; but every such assignee and sub-lessee shall be expressly subject thereto.

          Whenever the word “Lessor” is used herein it shall be construed to include the heirs, executors, administrators, successors, assigns or legal representatives of the Lessor; and the word “Lessee” shall include the heirs, executors, administrators, successors, assigns or legal representatives of the Lessee and the words Lessor and Lessee shall include single and plural, individual or corporation, subject always to the restrictions herein contained, as to subletting or assignment of this lease.

          IN WITNESS WHEREOF, the said parties aforesaid have duly executed the foregoing instrument or caused the same to be executed the day and year first above written.

STERLING PROPERTIES LLC

By: /s/ David T. Hawkins

STERLING DIRECT, INC.

By: /s/

     This lease shall become immediately effective upon Lessor obtaining title to the property.

OPTION AND REIMBURSEMENT AGREEMENT

     The REYNOLDS AND REYNOLDS COMPANY (“Reynolds”), STERLING PROPERTIES, L.L.C. (“Seller”) and DAVID T. HAWKINS and WILLIAM G. ZIERCHER (collectively, the “Principals” and individually, a “Principal”) agree as follows:

RECITALS:

     Reynolds and Sterling Direct, Inc. (the “Company”) have entered into a written Acquisition Agreement (the “Acquisition Agreement”) that provides for the purchase by Reynolds of substantially all of the assets of the Company.

     The Company leases the Premises (as defined below) from Seller pursuant to a written lease dated as of September 22, 1997 (the “Lease”).

     Reynolds, Company and Seller desire to enter into a new lease for the Premises for a term of eight (8) years from the Closing Date (as defined in the Agreement). The terms of Seller’s loan from and related mortgage in favor of Live Investors Insurance Company of America (the “First Mortgage”) require that Seller obtain the consent of the holder of the First Mortgage to termination of the Lease and execution of a new lease with Reynolds. The holder of the First Mortgage is unwilling to consent to such a transaction.

     As an alternative, Reynolds is willing to enter into an assignment of the Lease, subject to execution and performance of this Agreement (the “Agreement”) by Seller and the Principals. Execution and delivery of this Agreement by Seller and the Principals is a condition to Reynolds’ obligation to close the transactions contemplated by the Acquisition Agreement.

     Principals hold a substantial majority of the outstanding common stock of the Company and 60.61% of the membership interests (together with affiliates) of Seller. Principals acknowledge the direct and indirect benefits and consideration received from this Agreement as a result of Reynolds execution of an assignment of the Lease and the performance of the Acquisition Agreement.

AGREEMENT:

1. OPTION

1.1	Grant. In consideration of One Dollar ($1.00) paid to Seller and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller hereby grants to Reynolds the exclusive option (the “Option”) to purchase the Premises for the Purchase Price set forth below, at any time following the occurrence of a Triggering Event (as defined below).

1.2	Definitions. When used in this Agreement, the following terms shall have the meanings set forth in this Section:

1.2.1	“Premises” means certain real property, with all appurtenant rights, privileges and easements, located at One American Eagle Plaza, Earth City, Missouri, together with all improvements thereon, and personal property located on the Premises as described in Exhibit A.

1.2.2	“Triggering Event” means: (a) any default under the First Mortgage that is not cured within any applicable cure period or waived in writing by the holder within any applicable cure period; (b) any condemnation involving ten percent (10%) or more of the Premises or any casualty loss that renders ten percent (10%) or more of the Premises unstable in the ordinary course of Reynolds business (provided, however, that as long as there is a pro rata reduction in the rent under the Lease or Seller or the Principals hold Reynolds harmless for a pro rata amount of rent under the Lease, the Triggering Event in this clause (b) shall be deferred); or (c) the eighth (8th) anniversary of the Acquisition Closing Date; provided, that the Triggering Event described in clause (c) shall be deferred for such period as either (i) Reynolds continues to occupy the leased premises beyond the eighth (8th) anniversary of the Acquisition Closing Date; or (ii) a sub-tenant assumes and performs all of Reynolds’ obligations under the Lease (Reynolds agrees that if it does not desire to occupy the leased premises beyond the eighth (8th) anniversary of the Acquisition Closing Date and another Person desires to occupy the entire leased premises, Reynolds will sublease the leased premises on substantially similar terms to such a sub-tenant, subject to reasonable credit protections such as a security deposit); provided however that as long as Reynolds is being held harmless by Seller or the Principals (through one or more sources including sub-tenants) for all costs and expenses (including rent) arising out of the Lease, no Triggering Event shall have occurred.

1.2.3	“Closing” means closing of the purchase of the Premises by Reynolds following exercise of the Option as provided in this Agreement.

1.2.4	“Closing Date” means the date on which the Closing occurs.

1.2.5	“Acquisition Closing Date” means the closing date of the acquisition of substantially all the assets of the Company by Reynolds.

1.2.6	“Seller’s Knowledge” means the actual knowledge of Principals.

1.3	Exercise of Option. The Option may be exercised at any time after the occurrence of a Triggering Event or prior to termination (as provided in Section 1.4) by written notice to Seller. If Reynolds exercises the Option, Seller shall have thirty (30) days from receipt of Reynolds’ notice to effect a deferral within the thirty-day period, Reynolds shall purchase and Seller shall sell the Premises on the terms and conditions set forth in this Agreement.

1.4	Termination of Option. Unless the Option has been previously exercised according to this Agreement, the Option will terminate upon either: (a) termination of the Lease at any time (other than due to a default by, or a bankruptcy even involving, the Seller, (b) one (1) day prior to the eighth (8th) anniversary of the Acquisition Closing Date if Seller has both (i) provided notice to Reynolds of the intention to terminate under this clause (b) at least one (1) month prior to the eighth (8th) anniversary of the Acquisition Closing Date and (ii) entered into a termination and complete release of Reynolds’ obligations under the Lease and obtained all approvals from lenders of other persons required to do so; or (c) execution of a new lease pursuant to any refinancing in accordance with Section 5.

1.5	Reynolds’ Occupancy. In the event Reynolds desires to occupy the Premises after the eighth (8th) anniversary of the Acquisition Closing Date, Reynolds will notify the Seller no later than the seventh (7th) anniversary of the Acquisition Closing Date, and the parties will commence good faith discussions within ninety (90) days after the date of Reynolds’ notice).

2.	REIMBURSEMENT In the event that Reynolds exercises the Option and purchases the Premises pursuant to this Agreement, then the parties shall have the rights and obligations described in this Section.

2.2.1	Sale of Premises. Within thirty days after the Closing Date, Reynolds shall list the Premises for sale and engage an experienced commercial broker of regional or national reputation and otherwise commence commercially reasonable efforts to sell the Premises (the terms of engagement of the broker shall be within generally accepted terms for similar engagements in the St. Louis metropolitan area and Reynolds shall be entitled to change brokers in its discretion). Following the Closing, the parties shall negotiate in good faith toward an agreement on a sale price for the Premises. If the parties are unable to agree to a price within fifteen (15) days after the Closing Date, the parties shall engage a qualified commercial real estate appraiser in the St. Louis metropolitan area to determine the price. Subject to the requirement of a minimum price determined pursuant to this Section, Reynolds shall determine whether to accept or reject any bona fide offer to purchase the Premises and to negotiate all terms and conditions of sale, each in Reynolds good faith discretion; provided, however, that if Reynolds receives two offers on the same terms except price, Reynolds will accept the offer with the higher price.

2.2.2	Shortfall. Upon closing of a sale of the Premises by Reynolds, Seller shall pay to Reynolds an amount equal to the excess of (a) Reynolds’ Cost (as defined below), over (b) the Net Sale Proceeds. In the event the Net Sales Proceeds exceed the Reynolds Cost, Reynolds shall be entitled to retain the excess, subject to Section 2.2.3.

2.2.2.1.	“Reynolds’ Cost” means the aggregate amount required to satisfy in full all liens claims, charges or encumbrances (including the First Mortgage) affecting the Premises and any matters that constitute a breach of any of the representations and warranties of Seller under this Agreement as of the Closing Date (including pro rata portions of real estate taxes and other amounts accrued but not yet due with respect to all periods prior to the Closing Date but excluding all other Permitted Exceptions). Notwithstanding the preceding sentence, to the extent an amount otherwise described in this Section 2.2.2.1 is already covered within Purchase Expenses, such amount shall not be deemed part of the “Reynolds Cost”.

2.2.2.2.	“Net Sales Proceeds” means the total consideration received (including liabilities assumed) from the sale of the Premises, less the sum of (a) all amounts due but unpaid under Sections 2.2.1 (including late payment charges under Section 2.2.4), and (b) all fees, expenses or amounts paid by Reynolds to third parties in connection with or resulting from the sale of the Premises by Reynolds, including brokers fees and commissions, al transfer fees, legal fees, title insurance fees, survey fees, lender fees, costs and expenses.

2.2.3	Carrying Cost. Upon closing of a sale of the Premises by Reynolds, Seller shall reimburse Reynolds from the following costs incurred by Reynolds since the Closing Date (the “Carrying Cost”): (a) all real estate taxes, assessments and the like, insurance costs, security costs, utility and public service charges and expenses and maintenance and repair costs, rent and other expenses and costs arising out of the lease, ownership and maintenance of the Premises during the period from Closing Date to the closing of the sale of the Premises by Reynolds (provided, however, that such amounts will not be charged to Seller for any period that Reynolds uses a substantial portion of the Premises in the ordinary course of its business or that a tenant leases all or substantially all of the Premises), and (b) interest or other fees paid to lenders with respect to mortgage financing to pay the Reynolds Cost for the period from the Closing Date to the closing of the sale of the Premises by Reynolds (provided, however that if Reynolds does not obtain mortgage financing but otherwise incurs the Reynolds Cost, this amount shall be determined using the Reynolds Cost and the average weighted cost of capital used by Reynolds for internal purposes for that same period). Notwithstanding the preceding sentence, in the even the Net Sales Proceeds exceed the Reynolds Cost, the Carrying Cost shall be reduced dollar for dollar by the amount of such excess (but not below $0).

2.2.4	Late Payments Interest shall accrue on amounts due under this Agreement from the due date at a rate equal to the lower of eighteen percent (18%) or the maximum amount allowed by law.

3.	PURCHASE PRICE The purchase price for the Premises shall be One Dollar ($1.00) (the “Purchase Price”). The Purchase Price shall be payable at the Closing.

4.	CLOSING DELIVERIES In the event Reynolds exercises the Option, the parties shall have the following rights and obligations:

4.1	Title. At the Closing, Seller will, at Seller’s sole expense, cause a title insurance company of national reputation selected by Reynolds to furnish Reynolds, within five (5) days prior to Closing, a commitment for an ALTA form owner’s fee title insurance policy (the “COMMITMENT”). The Commitment shall be in such title company’s usual and customary form in the amount of the sum of the Reynolds Cost plus the Purchase Expenses, without any exception for facts that would be disclosed by a survey and without exception for unfilled mechanic’s, laborer’s or materialmen’s liens, the First Mortgage and the Permitted Exceptions. “Permitted Exceptions” means (a) covenants, conditions, restrictions, limitations, and reservations that do not, individually or in the aggregate, materially reduce the value of the Premises; (b) rights of way of record, easements and zoning regulations and other matters of record, and (c) liens for accrued but not as yet payable taxes.

4.2	Survey Seller shall obtain a survey of the Premises certified by a registered surveyor to Reynolds and to the title company, and a legal description of the Premises prepared in accordance with such survey. Such survey shall show that the Premises is free from encroachments, overhangs, evidence of unrecorded easements and other similar matters which an accurate survey and inspection of the Premises would disclose, and shall be acceptable to the title company for purposes of removing the standard printed General Exceptions relating to matters of survey, unrecorded easements, encroachments and the like. The survey prepared shall be in accordance with the ALTA minimum survey standards and contain the certifications and other matters required by such standards and the title company in order to remove the standard printed General Exceptions from the Commitment. Seller shall deliver the survey within twenty-one (21) days after Reynolds exercises the Option subject to delays beyond the reasonable control of Seller.

4.3	Closing

4.3.1	The Closing shall occur at the offices of the title company at a mutually satisfactory date and time that is not later than thirty (30) days after expiration of the period following exercise of the Option during which Seller may effect a deferral of the Triggering Event as provided in Section 1.3.

4.3.2	At the Closing, Seller shall deliver to Reynolds the following:

4.3.2.1	A recordable general warranty deed conveying to Reynolds good and marketable fee simple title to the Premises, free and clear of all liens, encumbrances, assessments and restrictions, except the First Mortgage and the Permitted Exceptions. Such deed shall also convey to Reynolds all rights, easements and privileges appurtenant to the Premises.

4.3.2.2	An assignment and bill of sale covering all Personal Property. Seller shall convey to Reynolds title to the Personal Property, free and clear of all claims, liens and encumbrances.

4.3.2.3	An affidavit, in form satisfactory to Reynolds, stating that Seller is not a foreign person under Internal Revenue Code section 1445.

4.3.2.4	A customary owner’s affidavit as to mechanic’s and materialmen’s liens and persons in possession of the Premises required by the title company as a condition to its agreement to delete the printed General Exceptions related to such liens and possession from the Commitment.

4.3.2.5	An opinion of counsel for Seller dated as of the Closing Date in form and substance reasonably satisfactory to Reynolds and its counsel and subject to normal qualifications and exceptions, that:

4.3.2.5.1	Seller is a limited liability company duly organized and validly existing and in good standing under the laws of the State of Missouri.

4.3.2.5.2	This Agreement and the documents to be executed and delivered by Seller, will be valid and binding upon Seller and enforceable in accordance with their terms, except as limited by (A) general principals of equity, regardless of whether such enforceability is considered in a proceeding in equity or law, (B) bankruptcy, moratorium, or similar laws, or (C) other laws effecting or relating to the rights of creditors generally.

4.3.2.5.3	The managers and members of Seller have duly authorized the transactions contemplated in this Agreement

4.3.2.5.4	Neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby will constitute (A) a default, or an event that would with notice or lapse of time, or both, constitute a default under, or violation or breach of, Seller’s Articles or Organization or Operating Agreement, or (B) an event that would result in the creation or imposition of any lien, charge, or encumbrance on the Premises.

4.3.2.6	A certificate of Good Standing from the State of Missouri dated within thirty (30) days of the date of Closing.

4.3.2.7	Certificates confirming that each of the representations and warranties of Seller in this Agreement remains true and correct in all material respects, the incumbency of the persons executing documents and instruments on behalf of Seller to be delivered at the Closing and confirming that the actions of Seller’s managers and members to authorize this Agreement and its performance remain in full force and effect.

4.3.3	At the Closing Reynolds shall deliver the Purchase Price and such affidavits as may reasonably be requested by the title company.

4.4	Possession Possession of the Premises shall be delivered to Reynolds at the Closing. Any time prior to the Closing, Reynolds and its designated agents shall have the right, at reasonable times, to enter upon the Premises for the purpose of making inspections, tests, survey and other reasonable investigations.

4.5	Risk of Loss Risk of loss to the Premises shall remain with the Seller until the Closing. In the event of damage or destruction to the Buildings or any improvements on the Premises during the period between exercise of the Option and the Closing, Reynolds may elect to (a) have the proceeds of such insurance and any excess cost of repair paid to Reynolds at Closing, or (b) terminate this Agreement, in which event the parties shall be released from any further obligations hereunder. During the period of its ownership of the Premises, Reynolds agrees to maintain insurance on the Premises in the same amounts as required under the Lease, and Reynolds agrees to keep and maintain the premises in good order and repair (normal wear and tear expected) and to use reasonable diligence to keep the Premises free from waste and nuisance of any kind.

4.6	Specific Performance Seller and Principals acknowledge that in the event of a breach of this Agreement by them, Reynolds would be irreparably harmed, and, accordingly, Seller and Principals agree that in the event of such a breach Reynolds shall be entitled to specific performance and other equitable remedies in addition to and not in lieu of any other remedies available to Reynolds, including money damages.

5.	REFINANCING OF FIRST MORTGAGE In the event that Seller re-finances the First Mortgage at any time prior to the eighth (8th) anniversary of the Acquisition Closing Date, Reynolds and Seller shall terminate the Lease and enter into a new lease on identical terms except that the term shall expire on the eighth (8th) anniversary of the Acquisition Closing Date and the new lease shall include customary terms for abatement and/or reduction of rent in the event of a condemnation or casualty affecting the Premises. Reynolds obligation to execute such a lease shall be conditioned upon the execution by the replacement lender of an attornment agreement in substantially the form of the attornment agreement executed by the holder of the First Mortgage.

6.	RESTRICTIONS ON ADDITIONAL INTERESTS OR LIENS Except for the Permitted Encumbrances, the rights granted to Reynolds under this Agreement and security with respect to re-financing of the First Mortgage in accordance with Section 5, neither Seller nor Reynolds shall, whether voluntarily, involuntarily or by operation of law, grant, convey, transfer or allow to exist any liens, charges, encumbrances or interests with respect to the Premises at any time prior to termination of the Option.

7.	REPRESENTATIONS AND WARRANTIES OF SELLER Seller represents and warrants to Reynolds that the following statements are true and correct as of the date of this Agreement and will be true and correct on the date of Closing (except as disclosed in Exhibit B to this Agreement):

7.1	Zoning The premises are currently zoned to permit all current uses being made on the Premises, and no portion of the Premises constitutes a non- conforming use.

7.2	Compliance with Laws To Seller’s Knowledge, the Premises are not in violation of any building code, fire code, or any other applicable ordinance, statute, regulation or requirement of any governmental authority having jurisdiction thereof, and Seller has received no notice or order from any governmental authority as to such a violation.

7.3	Mechanics’ Lien The Premises is free from mechanic’s liens or the possibility of the rightful filing thereof. There are no pending lawsuits, no threatened lawsuits, and no asserted or threatened violations affecting the Premises or any part thereof.

7.4	Private Restrictions There are no private restrictions or conditions by deed or contract relating to the Premises that do not appear of record.

7.5	Insurance Matters Seller has received no notices of violations of any policy of insurance covering any part of the Premises, and Seller has not received and has no knowledge of any notice or request from any insurance company or board of fire underwriters requesting the performance of any work or alteration with respect to the Premises.

7.6	Access To Seller’s Knowledge, no fact or condition exists which could reasonably be expected to result in the termination or impairment of access to any of the Premises or which could result in the discontinuation or reduction of traffic and/or necessary sewer, water, electric, gas, telephone, or other utilities or services to the Premises.

7.7	Public Improvements Seller has not been notified of possible future improvements by any public authority, any part of the cost of which would or might be assessed against the Premises, or of any contemplated future assessments of any kind. To Seller’s knowledge, there are no condemnation proceedings pending or contemplated which would affect the Premises.

7.8	Conflicting Interests Except for the First Mortgage and Reynolds rights under this Agreement, Seller has not entered into any other contract to sell or encumber the Premises or any part thereof other than the excepted on the Commitment.

7.9	Organization and Authority Seller is a duly organized limited liability company, validly existing under the laws of the State of Missouri. The person who executes this Agreement on behalf of Seller has full authority to act on behalf of and to bind Seller with respect to this Agreement. The execution, deliver and performance of this Agreement by Seller will not result in the breach of, or constitute a default by Seller under, its Articles of Organization or Operating Agreement or any contract, agreement, mortgage, pledge, note, bond or other instrument to which Seller is a party or by which Seller may be bound or the Premises affected.

8.	REMEDY FOR A BREACH OF SECTION 7 Reynolds remedy for a breach of Section 7 of this Agreement shall be limited to recovery through Section 2.2.2 (to the extent such Section is applicable).

9.	SURVIVAL All representations, warranties and covenants hereunder have been relied upon as material inducements for entering this Agreement and shall survive the Closing for a period of five (5) years.

10.	GUARANTY Principals hereby guaranty the full and prompt performance by Seller of its obligations under this Agreement. This guaranty is one of payment, not collection. In the event of dissolution and liquidation of Seller, members shall automatically and without further action assume all obligations of Seller hereunder and shall receive all rights and benefits of Seller hereunder.

11.	NOTICES All notices, requests, demands and other communications hereunder shall be in writing and shall be transmitted (and be deemed given and received) in the manner contemplated by Section 21.2 of the Acquisition Agreement, addressed as follows: (a) is to Seller or Reynolds-to the respective addresses identified in Section 21.2 of the Acquisition Agreement; or (b) if to Principals-to the respective addresses identified in their employment agreements with Reynolds or such other addresses as shall be furnished in writing in accordance with the provisions of this Section by any party to the other parties.

12.	HEADINGS The Section headings in this Agreement are inserted solely as a matter of convenience for reference, and shall not in any way affect the meaning or interpretation of any of the provisions of this Agreement.

13.	COUNTERPARTS This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

14.	PRIOR AGREEMENTS This Agreement supersedes all prior agreements, oral and written, among the parties hereto with respect to the subject matter hereunder.

15.	AMENDMENT; WAIVER This Agreement may not be amended except by an instrument in writing signed by the parties hereto. No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement except by written instrument signed by the party charged with such waiver or estoppel. No such written waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

16.	SEVERABILITY Should any provision of this Agreement, or the application thereof, be held invalid or unenforceable by a court of competent jurisdiction, the remainder of this Agreement or alternative applications thereof, other than the provision(s) which shall have been held invalid or unenforceable, shall not be affected thereby and shall continue to be valid and enforceable to the fullest extent permitted by law or equity.

17.	ASSIGNMENT This Agreement shall not be assignable by any party without the written consent of the other parties; provided, however, that Reynolds may assign its rights hereunder to a wholly owned subsidiary if Reynolds unconditionally guarantees such subsidiary’s performance. Nothing contained in this Agreement, express or implied, is intended to confer upon any person or entity, other than the parties hereto and their permitted successors, assigns, and transferees.

18.	BINDING EFFECT This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective permitted successors, assigns, and transferees.

19.	TIME OF ESSENCE Time is of the essence in this Agreement.

20.	GOVERNING LAW This Agreement will be governed by and construed and enforced in accordance with the laws of the state of Missouri as applied to contracts executed and performed wholly within that state. Any action or proceeding seeking to enforce any provision of or based on any right arising out of this Agreement may be brought against the parties in the United States District Court for the Eastern District of Missouri, and the parties consent to the jurisdiction of such court (and of the appropriate appellate courts) in any such action or proceedings and waive any objection to venue laid therein.

21.	MEMORANDUM FILING The parties shall execute and file a Memorandum of Option with five (5) days after execution of this Agreement.

The parties have executed this Agreement as of this 30th day of September, 1999

Acknowledge in the Presence of	STERLING PROPERTIES, L.L.C.

By /s/ David T. Hawkins

/s/ Coletta L. McClain	THE REYNOLDS AND REYNOLDS COMPANY

By /s/ Timothy Schriner

/s/ Coletta L. McClain

PRINCIPALS:

/s/ David T. Hawkins
David T. Hawkins

/s/ Coletta L. McClain

/s/ William G. Ziercher
William G. Ziercher

/s/ Coletta L. McClain

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared David T. Hawkins, member of Sterling Properties, L.L.C. a Missouri limited liability company, known to me to be the person who executed the within instrument on behalf of said limited liability company and acknowledged to me that he executed the same for the purposes therein stated.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain

My Commission Expires:

STATE OF MISSOURI	)
)
COUNTY OF ST. LOUIS	) SS.

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared Timothy Schriner, who, being by me duly sworn, did say that he is G.V.P. Finance of The Reynolds and Reynolds Company, an Ohio corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Director; and said Timothy Schriner acknowledged said instrument to be the free act and deed of said corporation.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed by official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain
Notary Public

My Commission Expires: December 13, 2002

STATE OF MISSOURI	)
)
COUNTY OF ST. LOUIS	) SS.

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Pubic in and for said state, personally appeared David T. Hawkins and acknowledged to me that the same for the purposes therein stated.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain
Notary Public

My Commission Expires: December 13, 2002

STATE OF MISSOURI	)
)
COUNTY OF ST. LOUIS	) SS.

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared William G. Ziercher and acknowledged to me that he executed the same for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain

Notary Public

My Commission Expires: December 13, 2002

EXHIBIT A

     The personal property, equipment and fixtures sold hereunder shall include all of the following to the extent of Seller’s interest therein:

a)	All lighting fixtures including emergency lighting fixtures and explosion- proof fixtures.

b)	All electrical switch gear including free-standing transformers and electrical “drops.”

c)	All air lines including hard plumbing.

d)	All plumbing fixtures including drinking fountains.

e)	All fire extinguishers and fire hoses.

f)	Any burglar and/or fire alarm systems.

g)	All heating, ventilating and air conditioning equipment.

h)	All pumps and other mechanical equipment.

i)	All time clocks and other clocks.

j)	All free standing modular office partitions.

k)	All carpeting.

l)	All window blinds, drapery rods and all draperies.

m)	All elevators and related equipment.

n)	All original and/or reproducible architectural, plumbing, HVAC, and electrical drawings for the facility and all installation, operation and service manuals, if available, and maintenance and inspection records for all heating, ventilating and air conditioning (HVAC), electrical, and any other mechanical equipment.

o)	All other personal property, equipment and fixtures owned by the Seller and located on the real property at One American Eagle Plaza, Earth City, Missouri.

EXHIBIT B

None.

MEMORANDUM OF LEASE

     THIS MEMORANDUM OF LEASE is made as of September 30, 1999, by and between Sterling Properties, L.L.C., a Missouri limited liability company (“Landlord”), and The Reynolds and Reynolds Company, an Ohio corporation (“Tenant”).

WITNESSETH:

     THAT FOR AND IN CONSIDERATION of the sum of Ten Dollars ($10.00) and other valuable consideration paid by Tenant to Landlord, the receipt and sufficiency of which are hereby acknowledged, the parties desire to give notice of the existence of the following lease:

     1. Landlord under lease dated September 22, 1997 (the “Lease”) demised and leased to Sterling Direct, Inc., a Missouri corporation (“Sterling Direct”), upon and subject to the terms, covenants and conditions set forth in the Lease, a certain tract of land (the “Premises”), as described on Exhibit A, attached hereto and incorporated herein by reference, located in St. Louis County, Missouri.

     2. Sterling Direct assigned its rights in the Lease to Tenant and Tenant has assumed all obligations under the Lease as of the date hereof. The Lease will expire September 30, 2007.

     3. The parties hereto by reference incorporate herein all terms, covenants, and conditions contained in the Lease. This Memorandum of Lease is prepared for the purposes of recordation and notice of the Lease, and in no way modifies or otherwise amends the terms and conditions of the Lease. For a complete statement of the rights, privileges and obligations created under and by said instrument and of the terms, covenants and conditions contained therin, reference is hereby made to the Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have caused this Memorandum of Lease to be duly executed as of the day and year first above written.

LANDLORD:

Sterling Properties, L.L.C., a Missouri limited liability company

By:	/s/ David T. Hawkins

Printed Name:	David T. Hawkins

Title:	Executive Vice President and

Managing Member

TENANT:

The Reynolds and Reynolds Company, an Ohio Corporation

By:	/s/ Timothy Schriner

Printed Name:	Timothy Schriner

Title:	Group Vice President & Finance-

ISG

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared David T. Hawkins, Member of Sterling Properties, L.L.C., a Missouri limited liability company, known to me to be the person who executed the within instrument on behalf of said limited liability company and acknowledge to me that he executed the same for the purposes therein state.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain

Notary Public

My Commission Expires: December 13, 2002

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared Timothy Schriner, who, being by me duly sworn, did say that he is G. V. P. Finance of the Reynolds and Reynolds Company, an Ohio corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Directors; and said Timothy Schriner acknowledged said instrument to be the free act and deed of said corporation.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain

Notary Public

EXHIBIT A

Premises

Lot 5064B of Lot Split Plat Lots 5064A and 5064B of Lot 5064 of the Amended Plat of Earth City Plat 66, according to the plat thereof recorded in Plat Book 342, Page 63 of the St. Louis County Records.

MEMORANDUM OF OPTION

     THIS MEMORANDUM OF OPTION is made as of September 30th, 1999, by and between The Reynolds and Reynolds Company, an Ohio corporation (“Reynolds”) and Sterling Properties, L.L.C., a Missouri limited liability company (“Seller”).

WITNESSETH:

     THAT FOR AND IN CONSIDERATION of the sum of One Dollar ($1.00) and other valuable consideration paid by Seller to Reynolds, the receipt and sufficiency of which are hereby acknowledged, the parties desire to give notice of the existence of the following option:

     1. Seller under that certain Option and Reimbursement Agreement dated September 30, 1999 (the “Option Agreement”) granted Reynolds an option to purchase Seller’s interest in that certain tract of land described in Exhibit A, attached hereto and incorporated herein by reference (the “Premises”), upon and subject to the terms, covenants and conditions set forth in the Option Agreement.

     2. The term of the Option Agreement shall terminate upon the occurrence of certain events specified therein, but not later than the termination of the written Lease Agreement dated September 22, 1997 by and between Seller and Sterling Direct, Inc., a Missouri corporation (the “Lease”). The Lease has been assigned by Sterling Direct, Inc. to Reynolds.

     3. The parties hereto by reference incorporate herein all terms, covenants, and conditions contained in the Option Agreement. This Memorandum of Option is prepared for the purposes of recordation and notice of the Option Agreement, and in no way modifies or otherwise amends the terms and conditions of the Option Agreement. For a complete statement of the rights, privileges and obligations created under and by said instrument and of the terms, covenants and conditions contained therein, reference is hereby made to the Option Agreement.

     IN WITNESS WHEREOF, Seller and Reynolds have caused this Memorandum of Option to be duly executed as of the day and year first above written.

SELLER:

Sterling Properties, L.L.C., a Missouri limited Liability company

By:	/s/ David T. Hawkins
Printed Name:	David T. Hawkins
Title: Exec.	VP Managing Member

REYNOLDS:

The Reynolds and Reynolds Company, an Ohio Corporation

By:	/s/ Timothy Schriner
Printed Name:	Timothy Schriner
Title:	Group Vice President, Finance – ISG

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared David T. Hawkins, a Member of Sterling Properties, L.L. C., a Missouri limited liability company, known to me to be the person who executed the within instrument on behalf of said limited liability company and acknowledged to me that he executed the same for the purposes therein stated.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

/s/ Coletta L. McClain

Notary Public

My Commission Expires: December 13, 2002

STATE OF MISSOURI	)
) SS.
COUNTY OF ST. LOUIS	)

     On this 30th day of September, 1999, before me Coletta L. McClain, a Notary Public in and for said state, personally appeared Timothy Schriner, who, being by me duly sworn, did say that he is G. V. P. Finance of The Reynolds and Reynolds Company, an Ohio corporation, and that the seal affixed to the foregoing instrument is the corporate seal of said corporation, and said instrument was signed and sealed in behalf of said corporation, by authority of its Board of Directors; and said Timothy Schriner acknowledged said instrument to be the free act and deed of said corporation.

     IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

Notary Public

EXHIBIT A

Premises

Lot 5064B of Lot Split Plat Lots 5064A and 5064B of Lot 5064 of the Amended Plat of Earth City Plat 66, according to the plat thereof recorded in Plat Book 342, Page 63 of the St. Louis County Records.